IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written. Southwest Airlines Co. By: /s/ Linda Rutherford Name: Linda Rutherford Title: Chief Administration Officer /s/ Gary C. Kelly GARY C. KELLY Signature Page to Amendment to Letter Agreement

AMENDMENT NO. 1 TO
LETTER AGREEMENT

This AMENDMENT NO. 1 TO LETTER AGREEMENT (this "**Amendment**") is entered into as of October 31, 2024 (the "**Amendment Effective Date**"), by and between Southwest Airlines Co., a Texas corporation (the "**Company**"), and Gary C. Kelly, and amends that certain Letter Agreement, dated as of February 1, 2022, by and between the Company and Mr. Kelly (the "**Letter Agreement**"). All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in the Letter Agreement.

WITNESSETH:

WHEREAS, the Company and Mr. Kelly are parties to the Letter Agreement;

WHEREAS, the Company and Mr. Kelly desire to memorialize the original intent of the Letter Agreement and revise certain provisions of the Letter Agreement to reflect the Company's interpretation and application of comparable provisions, including medical and other benefits; and

WHEREAS, the Company and Mr. Kelly desire to amend the Letter Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of Section 1. Section 1 of the Letter Agreement is hereby amended and restated to read in its entirety as follows:

> "1. **Term**. The term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2026 (the "**Expiration Date**"); provided that your right to receive payment pursuant to Section 5(c) of this Agreement shall remain in effect until all payments due to you have been made. The period from the Effective Date to the Expiration Date is referred to in this Agreement as the "**Term**.""

2. Amendment of Section 3. Section 3 of the Letter Agreement is hereby amended and restated to read in its entirety as follows:

> "3. **Duties and Authority.** During the Term, you will perform such duties as are specified by the Board from time to time, and you will be vested in all authority reasonably necessary to carry out your duties; provided, however, that in the event you cease to serve as Executive Chairman of the Board, your duties shall be specified by the Chief Executive Officer of the Company. You agree to make yourself generally available to consult, upon request, with the Chief Executive Officer or the Chief Executive Officer's designees."

3. Amendment of Section 4. Section 4 of the Letter Agreement is hereby amended and restated to read in its entirety as follows:

> "4. **Necessary Support and Environment.** Throughout the Term, and thereafter for so long as you shall desire, you will be provided:

a. the office suite you and your Executive Assistant currently occupy in the Executive Offices or, with your consent, its equivalent if the Executive Offices are relocated;
b. assigned automobile parking spot near your office suite;
c. equipment and staff support (collectively "Support") consistent with the Support you received as Chief Executive Officer of the Company;
d. a full-time Executive Assistant, employed by the Company with commensurate pay and benefits, and selected by you (currently, Gillian Kelley)."

4. Amendment of Section 5(d)(1)-(2). Section 5(d)(1)-(2) of the Letter Agreement is hereby amended and restated to read in its entirety as follows:

"d. **MEDICAL AND DENTAL EXPENSES; OTHER BENEFITS**.

(1) During the Term, you and your spouse shall remain eligible to participate in any medical benefit plan or program that the Company makes available to its employees generally. Upon termination of your employment with the Company, you and your spouse may continue to participate in any medical plan or program that the Company may then make available to its employees generally. In the event of your death, your spouse may continue to participate in any medical plan or program that the Company may then make available to its employees generally. The Company will reimburse you for all of your out-of-pocket expenses (including specifically all premiums and deductibles) that you and your spouse may incur under any such Company plan or program, and for as long as you and your spouse choose to participate in such Company plan or program.

(2) During the Term and thereafter for as long as you are an employee, you will also remain eligible to continue to participate in all employee pension, profit sharing, stock purchase, group insurance, and other benefit plans or programs in effect for the Company's officers generally, to the extent of and in accordance with the rules and agreements governing such plans or programs, so long as the same shall be in effect, with full service credit where relevant for your prior employment by the Company."

5. Agreement as Amended. The term "Agreement" as used in the Letter Agreement shall be deemed to refer to the Letter Agreement, as amended hereby. Except as set forth herein, the Letter Agreement shall remain in full force and effect and otherwise shall be unaffected hereby, and each of the Company and Mr. Kelly shall be subject to its terms and conditions. This Amendment will be deemed an amendment to the Letter Agreement and will become effective on the Amendment Effective Date. In the event of a conflict or inconsistency between this Amendment and the Letter Agreement and the exhibits thereto, the provisions of this Amendment will govern.

6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated.

7. Governing Law. This Amendment will be subject to and governed by the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

8. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by facsimile or other customary means of electronic transmission (*e.g.*, email or "pdf") shall be effective as delivery of a manually executed counterpart hereof and shall constitute an original signature for all purposes.

9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Southwest Airlines Co.

By: /s/ Linda Rutherford
Name: Linda Rutherford
Title: Chief Administration Officer

/s/ Gary C. Kelly
GARY C. KELLY